Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of CBD Energy Limited of our report dated December 20, 2013 except for the effects of the presentation of the 300:1 stock split as discussed in Note 20 to the consolidated financial statements, as to which the date is March 25, 2014 relating to the financial statements of CBD Energy Limited, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

March 25, 2014